Exhibit 99.1

COPsync Announces Six Month 2013 Financial Results

Total Revenues Increase 39%, while Gross Profits Increase 101%

DALLAS August 16, 2013 (GLOBE NEWSWIRE) – COPsync, Inc. (OTCQB: COYN), which operates the nation’s largest law enforcement real-time, in-car information sharing, communication and data interoperability network, announces unaudited financial results for the six month period ended June 30, 2013.

 2013 Financial Highlights**

•
The Company reported a year-over-year revenue increase of 39% relating to record total revenues of $2,021,000 for the six month period ended June 30, 2013 compared to $1,451,000 for the same period in 2012.

•
Revenues for hardware, installation and other revenues were $1,207,000 for the six month period ended June 30, 2013 compared to $749,000 for the same period in 2012 for a year-over-year increase of 61%.

•	Revenues for software subscription revenues were $814,000 for the six month period ended June 30, 2013 compared to $702,000 for the same period in 2012 for a year-over-year increase of 16%.

•	Total gross profits were $649,000 for the six month period ended June 30, 2013 compared to $323,000 for the same period in 2012 for a year-over-year increase of 101%.

•	Total operating expenses, inclusive of R&D, were $2,353,000 for the six month period ended June 30, 2013 compared to $2,313,000 for the same period in 2012 for a year-over-year increase of 2%.

•	The Company reported a GAAP net loss of $1,764,000 ($0.00 per share) for the six month period ended June 30, 2013 compared to a net loss of $2,054,000 ($0.01 per share) for the same period in 2012.

** For more information, see the Company’s Form 10-Q which will be filed with the SEC on August 19, 2013.

“The Company continues to march toward profitability,” said Ronald A. Woessner, the Company’s chief executive officer.  “Revenues are up, while cash consumption is down and operating expenses are flat for the six month period compared to the comparable period in 2012.  The number of subscribers to our law enforcement information sharing network continues to increase.  The Company projects cash inflows solely from renewing subscribers to approximate $1.1 million in 2013.  Moreover, the Company expects its recently launched COPsync911 threat alert service, which enables school personnel and others in distress to send emergency alerts directly to the closest law enforcement officers in their patrol cars, to accelerate the Company’s progress toward profitability.”

About COPsync

COPsync, Inc. (OTCQB: COYN) operates the largest law enforcement real-time, in-car information sharing, communication and data interoperability network in the U.S.  The COPsync Network  enables officers to report and share actionable mission-critical data in real-time and collect for outstanding misdemeanor warrants in real-time at the point of incident. Officers are also able to obtain instant access to local, state and federal law enforcement databases.  The Network’s companion COPsync911 system also enables campuses, government buildings and businesses to automatically and silently send threat alerts directly to local law enforcement officers in their patrol cars in the event of crisis.  The COPsync system also eliminates manual processes and increases officer productivity by enabling officers to electronically write tickets, accident reports, DUI forms, arrest forms and incident and offense reports. Use of the system saves lives, reduces unsolved crimes and assists in apprehending criminals and interdicting criminal behavior -- through such features as a nationwide officer safety alert system, GPS/auto vehicle location and distance-based alerts for crimes in progress, such as school crisis situations, child abductions, bank robberies and police pursuits. COPsync also sells VidTac,® an in-vehicle, software-driven video system for law enforcement. For more information, visit www.copsync.com and www.copsync911.com.

Contact:

COPsync, Inc.
Ronald A. Woessner
Investor Relations Department
972-865-6192
invest@copsync.com